EXHIBIT 3.1
STATEMENT OF RESOLUTIONS DELETING SERIES OF SHARES
DESIGNATED

SERIES A NON-CUMULATIVE NON-VOTING PREFERRED STOCK
AND
SERIES B NON-CUMULATIVE NON-VOTING PREFERRED STOCK

OF

TRIUMPH BANCORP, INC.
Pursuant to Section 21.156 of
the Texas Business Organizations Code
Pursuant to the provisions of Section 21.156 of the Texas Business Organizations Code, the undersigned submits the following statement for the purpose of deleting a series of shares of its preferred stock, par value $0.01 per share, designated “Series A Non-Cumulative Non-Voting Preferred Stock” and a series of shares of its preferred stock, par value $0.01 per share, designated “Series B Non-Cumulative Non-Voting Preferred Stock”:
1. The name of the company is TRIUMPH BANCORP, INC. (the “Company”).
2. Pursuant to authority conferred upon the Board of Directors of the Company, the Board of Directors of the Company duly adopted the following resolutions on October 22, 2019:
WHEREAS, the Board of Directors the Company has determined that it would be desirable and in the best interests of the Company and its shareholders to delete the Company’s Series A Non-Cumulative Non-Voting Preferred Stock (the “Series A Preferred Stock”) and the Company’s Series B Non-Cumulative Non-Voting Preferred Stock (the “Series B Preferred Stock”, and together with the Series A Preferred Stock, the “Preferred Stock”) from the Company’s Second Amended and Restated Certificate of Formation, as amended (the “Charter”), and to delete any references to the Preferred Stock contained in the Charter; and
WHEREAS, none of the authorized shares of the Preferred Stock are outstanding;
NOW, THEREFORE, BE IT
RESOLVED, that the authorized officers of the Company be, and each of them hereby is, authorized and directed to file with the Secretary of State of the State of Texas a statement containing these resolutions, with the effect under the Texas Business Organizations Code of deleting the Preferred Stock from the Charter and deleting any references to the Preferred Stock contained in the Charter; and further

RESOLVED, that the authorized officers of the Company be, and each of them hereby is, authorized and directed for and on behalf of the Company, to execute and deliver any and all certificates, agreements, instruments and other documents, and to take any and all steps and do any and all things which they may deem necessary, advisable or appropriate in order to effectuate the purposes of each and all of the foregoing resolutions.
3. The above resolutions were adopted by all necessary action on the part of the Company.

IN WITNESS WHEREOF, the Company has caused this statement to be executed on its behalf by the undersigned authorized person this 15th day of November, 2019.
TRIUMPH BANCORP, INC.
By:	/s/ Adam D. Nelson Adam D. Nelson Executive Vice President & General Counsel